Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101		Steven Brazones Investor Relations 651.236.5158 Keralyn Groff Public Relations 651.236.5104
NEWS	For Immediate Release	Jan. 26, 2007

H.B. Fuller Company CFO John Feenan Announces Resignation,

Company Names Jim McCreary Interim CFO

ST. PAUL, Minnesota - H.B. Fuller Company (NYSE: FUL) announced today that Senior Vice President and Chief Financial Officer John Feenan has resigned, effective February 15, to accept the position of executive vice president and chief financial officer of John Maneely Company (JMC). JMC is a leading portfolio company of The Carlyle Group, a global private equity firm. Succeeding Feenan as interim chief financial officer is Jim McCreary, currently vice president and controller.

“We would like to thank John for his dedication to the financial success of H.B. Fuller, and the many contributions he has made during his tenure. We wish him all the best as he embarks on this new opportunity,” said Michele Volpi, president and chief executive officer. “We have a strong financial team and I am confident Jim will do an excellent job in managing these additional leadership responsibilities.”

Jim McCreary was appointed vice president and controller for H.B. Fuller Company in November 2000. Prior to joining the Company, McCreary served as vice president, administration and controlling, for the Industrial Chemicals Division of Bayer Corporation headquartered in Pittsburgh, Penn.

Feenan’s resignation will occur after the filing of the Company’s annual report on form 10-K for fiscal year 2006, which he will sign along with the associated certifications.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide formulator and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2006 net revenue of $1.472 billion. Its common stock is traded on the New York Stock Exchange under the ticker symbol FUL. For more information, please visit their website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of April 7, 2006, July 7, 2006, and October 6, 2006 and the Company’s 10-K filing of February 14, 2006. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.